UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 12, 2009

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21915	82-0419266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

ONE COLDWATER CREEK DRIVE, SANDPOINT, IDAHO 83864

(Address of principal executive offices)

(208) 263-2266

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2009, Dennis C. Pence was appointed President and Chief Executive Officer of Coldwater Creek Inc. (the “Company”) and Daniel Griesemer resigned from his position as a director, President and Chief Executive Officer.

Dennis C. Pence, 59, co-founded the Company in 1984, and has served as a director since the Company’s incorporation in 1988.  Mr. Pence has served as the Chairman of the Board since July 1999 and was the Vice-Chairman of the Board prior to that.  Mr. Pence served as the Company’s Chief Executive Officer from 1984 through December 2000 and then again from September 2002 until October 2007. Mr. Pence has also served as Chairman of the Board’s Executive Committee since its formation in May 2000, a member of the Succession Planning and Management Development Committee since November 2007, and as Secretary from July 1998 to February 2009.  From 1984 through 2000, Mr. Pence also served as the Company’s President and from April 1999 to December 2000, he was also President of the Company’s Internet Commerce Division.

Mr. Pence’s compensation in his new role has not been determined.

As a result of Mr. Griesemer’s departure, the Company expects to record a pre-tax charge of approximately $4.1 million during the third quarter of fiscal 2009, which includes cash severance of $2.0 million and stock based compensation expense of $2.1 million related to the acceleration of all unvested equity awards.

Also in connection with this event, the Company expects to record an additional non-cash pre-tax accounting charge of approximately $2.0 million for the write-off of certain deferred costs related to the Company’s Supplemental Executive Retirement Plan.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits. The following exhibit is filed with this report.

99.1         Press release dated September 14, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2009

Coldwater Creek Inc.

/s/ Timothy O. Martin
Timothy O. Martin
Senior Vice President, Chief Financial Officer